                                                                               .
                                                                               .
                                                                               .

As filed with the Securities and Exchange Commission on June 6, 2003                  Registration No. 333-105416
--------------------------------------------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         AMENDMENT NO. 1 TO FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ARRIS GROUP, INC.
             (Exact name of registrant as specified in its charter)

                       ----------------------------------

                  DELAWARE
    (State or other jurisdiction                       58-2588724
  of incorporation or organization)        (I.R.S. Employer Identification No.)
                 11450 TECHNOLOGY CIRCLE, DULUTH, GEORGIA 30097
                                 (678) 473-2000
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ------------------
                              LAWRENCE A. MARGOLIS
                 11450 TECHNOLOGY CIRCLE, DULUTH, GEORGIA 30097
                                 (678) 473-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------
                                 With copies to:

                           W. BRINKLEY DICKERSON, JR.
                              TROUTMAN SANDERS LLP
                     600 PEACHTREE STREET, N.E., SUITE 5200
                           ATLANTA, GEORGIA 30308-2216

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                              CALCULATION OF REGISTRATION FEE
--------------------------- ----------------------- ------------------------ ------------------------ ----------------------

  TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM         PROPOSED MAXIMUM            AMOUNT OF
     SECURITIES TO BE            AMOUNT TO BE         AGGREGATE PRICE PER      AGGREGATE OFFERING      REGISTRATION FEE(1)
        REGISTERED                REGISTERED                 UNIT                     PRICE
--------------------------- ----------------------- ------------------------ ------------------------ ----------------------
4 1/2% Convertible
Subordinated Notes due 2008      $125,000,000                100%                 $125,000,000               $10,113*
--------------------------- ----------------------- ------------------------ ------------------------ ----------------------
Common Stock, $0.01 par
value per share (2)             25,000,000(3)                                                               None (4)
--------------------------- ----------------------- ------------------------ ------------------------ ----------------------



   *  Previously paid


  (1) Calculated at the statutory rate of .00008090 of the proposed maximum aggregate offering price, which price is exclusive of accrued interest and is estimated solely for the purpose of calculating the registration fee.

  (2) Includes preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

  (3) Includes 25,000,000 shares of common stock initially issuable upon conversion of the notes at the conversion rate of 200 shares of common stock per $1,000 principal amount of notes. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

  (4) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED JUNE 6, 2003


                                  $125,000,000



                                  [ARRIS LOGO]



             4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2008 AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

-------------------------------------------------------------------------------

This prospectus will be used by selling securityholders to resell up to $125,000,000 original principal amount of 4 1/2% Convertible Subordinated Notes due 2008 and up to 25,000,000 shares of ARRIS common stock issuable upon conversion of the notes.


Holders may convert the notes into our common stock at any time before their maturity unless we previously have redeemed or repurchased them. The notes will be due on March 15, 2008. The conversion rate is 200 shares per each $1,000 principal amount of notes, subject to adjustment. This is equivalent to an initial conversion price of $5.00 per share. Our common stock is quoted on the Nasdaq National Market under the symbol "ARRS." On June 3, 2003, the closing sales price for our common stock on the Nasdaq National Market was $5.32 per share.


We will pay interest on the notes on March 15 and September 15 of each year. The first interest payment will be made on September 15, 2003. The notes are subordinated in right of payment to our existing and future senior indebtedness and are effectively subordinated to all of the indebtedness and other liabilities of our subsidiaries.

We may redeem, under conditions as described in this prospectus, some or all of the notes at any time at a redemption price of $1,000 per $1,000 principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately before the date of mailing of the provisional redemption notice. If a provisional redemption occurs on or before the third anniversary of the notes' issuance, we also will make an interest make-whole payment in cash or, at our option, in common stock. The interest make-whole payment would be equal to the present value of the aggregate amount of the interest that would otherwise have accrued from the provisional redemption date through the third anniversary of the issuance of the notes. In the event of a change of control, as described in this prospectus, you may require us to repurchase any notes held by you.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes have been approved for trading on The PORTAL system of the National Association of Securities Dealers, Inc.

INVESTING IN THE NOTES AND SHARES OF COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THIS PROSPECTUS IS DATED        2003.

                                TABLE OF CONTENTS

Documents Incorporated by Reference.......................................2
Where You Can Find More Information.......................................3
About ARRIS...............................................................4
Summary of the Notes and Common Stock.....................................4
Risk Factors..............................................................8
Cautionary Statements Concerning Forward-Looking Statements..............14
Use of Proceeds..........................................................15
Ratio of Earnings to Fixed Charges.......................................15
Description of the Notes.................................................16
Description of Capital Stock.............................................32
Certain United States Income Tax Considerations..........................35
Selling Securityholders..................................................41
Plan of Distribution.....................................................46
Independent Auditors.....................................................47
Legal Matters............................................................47



                                ----------------


As used in this prospectus, the terms "ARRIS," "we," "our" and "us" each refer to ARRIS Group, Inc. and our consolidated subsidiaries, as appropriate in the context.


                       DOCUMENTS INCORPORATED BY REFERENCE

We are "incorporating by reference" some of the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, unless such information is updated by this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 001-16631) after the initial filing of the registration statement that contains this prospectus and prior to the termination of this offering:

    (a) Our Annual Report on Form 10-K for the year ended December 31, 2002;

    (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

    (c) Our Current Report on Form 8-K, dated February 12, 2003;

    (d) Our Current Report on Form 8-K, dated March 11, 2003;


    (e) Our Proxy Statement for our Annual Meeting of Stockholders held on
        May 22, 2003 (other than the material contained under the captions "Compensation Committee Report on Executive Compensation," "Report of the Audit Committee," "Performance Graph" and "Independent Auditors and Their Fees");


    (f) The description of our common stock contained in our Registration Statement on Form 8-A, as filed on August 3, 2001, as amended by our Registration Statement on Form 8-A/A as filed on August 7, 2001, including any amendments or reports filed for the purpose of updating such descriptions; and

    (g) The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A/A, as filed on October 3, 2002, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: ARRIS Group, Inc., 11450 Technology Circle, Duluth, Georgia 30097, (678) 473-2000, Attn: Secretary.

                       WHERE YOU CAN FIND MORE INFORMATION

ARRIS files annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by ARRIS with the SEC can be inspected and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the SEC maintains at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. ARRIS' stock is quoted on the Nasdaq National Market under the symbol "ARRS."

We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's web site. We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read those exhibits for a more complete description of the document or matter involved.

We filed a registration statement on Form S-3 to register with the SEC the 4 1/2% convertible subordinated notes due 2008 and the shares of ARRIS common stock issuable upon conversion of the notes. This prospectus is part of the registration statement and does not contain all of the information in the registration statement.

                                ----------------

You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information appearing in this prospectus or a prospectus supplement or amendment or any documents incorporated by reference therein is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

                                   ABOUT ARRIS

We develop and supply equipment and technology for cable system operators and other broadband service providers which allow them to deliver a full range of integrated voice, video and data services to their subscribers. Further, we are a leading supplier of infrastructure products used by cable system operators in the build-out and maintenance of hybrid-fiber coaxial, or HFC, networks.

We are the successor to ANTEC Corporation. In August 2001, Nortel Networks LLC and ANTEC combined their joint venture, Arris Interactive L.L.C. with ANTEC to create our current company, ARRIS Group, Inc.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 11450 Technology Circle, Duluth, Georgia 30097, and our telephone number is (678) 473-2000. We also have a worldwide website at http://www.arrisi.com.

                      SUMMARY OF THE NOTES AND COMMON STOCK

Securities Offered..............................  Up to $125,000,000 aggregate principal amount of 4 1/2%
                                                  Convertible Subordinated Notes due March 15, 2008, held by various selling securityholders.

                                                  Up to 25,000,000 shares of ARRIS common stock (for resale by selling securityholders after conversion of the notes), issuable by ARRIS upon conversion of the notes.


Interest........................................  We will pay interest on the notes semi-annually on March 15 and
                                                  September 15 of each year, commencing September 15, 2003.


Conversion......................................  The notes are convertible at the option of the holder into shares of our common stock at a conversion rate of 200 shares per $1,000 principal amount of the notes, which is equivalent to a conversion price of $5.00 per share. The conversion rate is subject to adjustment. You may convert the notes at any time on or before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes; provided, however, that if a note is called for redemption or repurchase, you will be entitled to convert the note at any time before the close of business on the date immediately preceding the date fixed for redemption or repurchase, as the case may be.


Subordination...................................  The notes are unsecured and subordinated to our present and future senior indebtedness, as that term is defined in this prospectus. The notes are also structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of June 1, 2003, we had no outstanding senior indebtedness (other than approximately $5.0 million in letters of credit) although we had the right to borrow up to
                                                  $45.7 million under our credit facility. The indenture under which the notes will be issued will not restrict our incurrence of indebtedness, including senior indebtedness, or our
                                                  subsidiaries' incurrence of indebtedness.


Global Note; Book Entry
System..........................................  The notes are issued only in fully registered form without interest coupons and in minimum denominations of $1,000. The notes are evidenced by one or more global notes deposited with the trustee for the notes, as custodian for The Depository Trust
                                                  Company (DTC). Beneficial interest in the global notes will be shown on, and transfer of those beneficial interests can be made through only, records maintained by DTC and its participants.


Provisional Redemption..........................  We may redeem the notes, in whole or in part, at any time at a redemption price equal to $1,000 per $1,000 principal amount of the notes to be redeemed, plus accrued and unpaid interest if any, to, but excluding, the date of redemption if (1) the
                                                  closing price of our common stock on the Nasdaq National Market has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately before the date of mailing of the provisional redemption notice and (2) the
                                                  registration statement covering the resale of the notes and the shares of common stock issuable upon conversion of the notes is effective and available for use and is expected to remain
                                                  effective and available for use for 30 days following the
                                                  provisional redemption date, unless registration is no longer required.


Provisional Redemption
Interest Make-Whole
Payment up to Third
Anniversary.....................................  If a provisional redemption occurs on or before the third anniversary of the notes' issuance, we also will make an
                                                  interest make-whole payment in addition to the payment of
                                                  accrued and unpaid interest described. The interest make-whole payment would be equal to the present value of the aggregate amount of the interest that would otherwise have accrued from the provisional redemption date through the third anniversary of the notes' issuance. The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the remaining period from the date preceding the date on which notice of the provisional redemption is mailed through the third anniversary of the notes'
                                                  issuance.


                                                  We must pay any accrued and unpaid interest through the date of redemption as well as the interest make-whole payment on the notes called for provisional redemption, regardless of whether those notes are converted prior to the date of the provisional redemption.


                                                  The interest make-whole payment will be payable in cash or, at our option, subject to certain conditions, in common stock.
                                                  The number of shares of common stock will equal the amount of the interest make-whole payment divided by 95% of the average closing sales price for the five consecutive trading days
                                                  ending on and including the third day prior to the date of the provisional redemption. We will specify in the notice of provisional redemption whether the interest make-whole
                                                  payment will be made in cash or in common stock.

Repurchase at the Option of
Holders.........................................  Upon a change of control, as that term is defined in this prospectus, you will have the right, subject to certain
                                                  conditions, to require us to purchase your notes at 100% of their principal amount, plus any unpaid interest accrued up to their purchase date. The repurchase price is payable in cash or, at our option, in shares of our common stock. The number of shares of common stock will equal the amount of the repurchase price divided by 95% of the average closing sales price for the five consecutive trading days ending on and including the third day prior to the date of the repurchase. The repurchase offer will specify whether the repurchase price will be paid in cash or in common stock. We may not have sufficient funds to pay the purchase price for any duly tendered notes upon a change of control.


Use of Proceeds.................................  We will not receive any proceeds from the sale by any security holder of the notes or the shares offered by this prospectus.

Events of Default...............................  The following are events of default under the indenture for the notes:

                                                  -   our failure to pay any installment of interest (including
                                                      liquidated damages, if any) on the notes and the continuance of any such failure for 30 days;

                                                  -   our failure to pay all or any part of the principal of,
                                                      or premium, if any, on the notes;

                                                  -   our failure to perform any conversion of notes required
                                                      under the indenture and the continuance of any such
                                                      failure for 30 days;

                                                  -   our failure to observe or perform any other covenant or
                                                      agreement contained in the notes or the indenture and,
                                                      subject to certain exceptions, the continuance of such
                                                      failure for a period of 60 days after applicable written
                                                      notice;

                                                  -   certain events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries;

                                                  -   our failure or any significant subsidiary's failure to make any payment at maturity, including any applicable grace period, in respect of indebtedness (other than non-recourse obligations)
                                                      in an amount in excess of $20 million, and continuance of such failure for 30 days after applicable written notice; and

                                                  -   default by us or any significant subsidiary with respect to any indebtedness (other than non-recourse obligations), which
                                                      default results in the acceleration of indebtedness in an amount in excess of $20 million without such indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after applicable written notice.

Registration Rights.............................  Pursuant to a registration rights agreement that was executed as part of the initial placement of these notes, we agreed to file with the SEC within 90 days after the date of initial issuance of the notes and to use our reasonable efforts to cause to become effective within 180 days after the date of initial issuance of the notes, a shelf registration statement with respect to the resale of the notes and the common stock issuable upon conversion of the notes. If we fail to comply with certain of our obligations under the registration rights agreement, liquidated damages will be payable on the notes.


Trading.........................................  The notes have been approved for trading on The PORTAL system of the National Association of Securities Dealers, Inc. Our common stock is traded on the Nasdaq National Market under the symbol
                                                  "ARRS."


Risk Factors....................................  You should read "Risk Factors" beginning on page 8 of this prospectus so that you understand the risks associated with an investment in the notes and shares of our common stock.

                                  RISK FACTORS

An investment in the notes and in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and in our other filings incorporated by reference before deciding to invest. The risks described below and in our other filings incorporated by reference are not the only ones facing us. Additional risks not presently known to us, or which we currently consider immaterial also may adversely affect us. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our notes or common stock could decline, and you could lose part or all of your investment.

RISK FACTORS RELATED TO OUR BUSINESS

OUR BUSINESS IS DEPENDENT ON CUSTOMERS' CAPITAL SPENDING ON BROADBAND COMMUNICATION SYSTEMS, AND REDUCTIONS BY CUSTOMERS IN CAPITAL SPENDING COULD ADVERSELY AFFECT OUR BUSINESS.

Our performance has been largely dependent on customers' capital spending for constructing, rebuilding, maintaining or upgrading broadband communications systems. Capital spending in the telecommunications industry is cyclical. A variety of factors will affect the amount of capital spending, and therefore, our sales and profits, including:

    -  general economic conditions;

    -  availability and cost of capital;

    -  other demands and opportunities for capital;

    -  regulations;

    -  demands for network services;

    -  competition and technology; and

    -  real or perceived trends or uncertainties in these factors.

Developments in the industry and in the capital markets over the past two years have reduced access to funding for new and existing customers, causing delays in the timing and scale of deployments of our equipment, as well as the postponement or cancellation of certain projects by our customers. In addition, during the same period, we and other vendors received notification from several customers that they were canceling new projects or scaling back existing projects or delaying new orders to allow them to reduce inventory levels which were in excess of their current deployment requirements.

Further, several of our customers have accumulated significant levels of debt and have recently announced, or are expected to announce, financial restructurings, including bankruptcy filings. For example, Adelphia has been operating under bankruptcy since the first half of 2002. Even if the financial health of that company and other customers improve, we cannot assure you that these customers will be in a position to purchase new equipment at levels we have seen in the past. In addition, the bankruptcy filing of Adelphia in June 2002 has further heightened concerns in the financial markets about the domestic cable industry. This concern, coupled with the current uncertainty and volatile capital markets, has affected the market values of domestic cable operators and may further restrict their access to capital.

DEVELOPMENTS RELATING TO CABOVISAO MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.


Cabovisao, a Portugal-based MSO, accounted for approximately 6% of our total sales in 2002. As of June 1, 2003, Cabovisao owed us approximately 18.6 million euros in accounts receivable. Cabovisao committed to a schedule of 2003 payments to us for our products and services. Cabovisao made its January 2003 payment of
2.0 million euros to us according
to the schedule. However, Cabovisao failed to make the subsequent scheduled payments by the due date, which was 2.5 million euros each in February, March, April and May. Cabovisao and its parent company, Csii, are currently considering alternatives to meet its financial needs, including debt restructuring or a possible court-supervised restructuring, among other alternatives. We will not deliver further products to Cabovisao until we have a satisfactory payment plan with Cabovisao and are considering what actions should be taken regarding the situation. We cannot assure you that Cabovisao will pay us according to schedule, if at all, or that we will make any sales to Cabovisao in the future.


THE MARKETS IN WHICH WE OPERATE ARE INTENSELY COMPETITIVE, AND COMPETITIVE PRESSURES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

The markets for broadband communication systems are extremely competitive and dynamic, requiring the companies that compete in these markets to react quickly and capitalize on change. This will require us to retain skilled and experienced personnel as well as deploy substantial resources toward meeting the ever-changing demands of the industry. We compete with national and international manufacturers, distributors and wholesalers including many companies larger than us. Our major competitors include:

    -  ADC Telecommunications, Inc.;

    -  Broadband Services, Inc.;

    -  Cisco Systems, Inc.;

    -  Juniper Networks, Inc.;

    -  Motorola, Inc.;

    -  Riverstone Networks, Inc.;

    -  Scientific-Atlanta, Inc.;

    -  Tellabs, Inc.;

    -  Terayon Communications Systems, Inc.; and

    -  TVC Communications, Inc.

The rapid technological changes occurring in the broadband markets may lead to the entry of new competitors, including those with substantially greater resources than ours. Because the markets in which we compete are characterized by rapid growth and, in some cases, low barriers to entry, smaller niche market companies and start-up ventures also may become principal competitors in the future. Actions by existing competitors and the entry of new competitors may have an adverse effect on our sales and profitability. The broadband communications industry is further characterized by rapid technological change. In the future, technological advances could lead to the obsolescence of some of our current products, which could have a material adverse effect on our business.

Further, many of our larger competitors are in a better position to withstand any significant reduction in capital spending by customers in these markets. They often have broader product lines and market focus and therefore will not be as susceptible to downturns in a particular market. In addition, several of our competitors have been in operation longer than we have been, and therefore they have more long-standing and established relationships with domestic and foreign broadband service users. We may not be able to compete successfully in the future, and competition may harm our business.

OUR BUSINESS HAS PRIMARILY COME FROM SEVERAL KEY CUSTOMERS. THE LOSS OF ONE OF THESE CUSTOMERS OR A SIGNIFICANT REDUCTION IN SERVICES TO ONE OF THESE CUSTOMERS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our two largest customers are Cox Communications and Comcast (primarily through the recently acquired AT&T Broadband business). For the quarter ended March 31, 2003, sales to Cox Communications accounted for approximately 27.5% of our total revenues, while sales to Comcast (including AT&T Broadband) accounted for approximately 26.1%. We currently are the exclusive provider of telephony products for both Cox Communications and, in eight metro areas, Comcast, as successor to AT&T Broadband. In addition, we have two other customers who accounted for more than 5% each of our total revenues for the quarter ended March 31, 2003. The loss of Cox Communications, Comcast, or one of our other large customers, or a significant reduction in the services provided to any of them would have a material adverse impact on our business. In addition, as a result of the merger of Comcast with AT&T Broadband in late 2002, we have experienced interruptions in purchasing by the resulting Comcast entity in 2003. Comcast has announced that its initial priority after its acquisition of AT&T Broadband will be to emphasize video and high-speed data operations and focus on improving the profitability of its telephony operations at the expense of subscriber growth. As a result, we experienced a significant decline in sales of our CBR telephony product to Comcast in the fourth quarter of 2002, which has continued into 2003.

OUR CREDIT FACILITY IMPOSES FINANCIAL COVENANTS THAT MAY ADVERSELY AFFECT THE REALIZATION OF OUR STRATEGIC OBJECTIVES.


We and certain of our subsidiaries have entered into a revolving credit facility providing for borrowing up to a committed amount of $115.0 million, with borrowing also limited by a borrowing base determined by reference to eligible accounts receivable and, subject to certain conditions, eligible inventory. The credit facility imposes, among other things, covenants limiting the incurrence of additional debt and liens and requires us to meet certain financial objectives. The credit facility has a maturity date of August 3, 2004. As of June 1, 2003, we had no borrowings outstanding under the credit facility (other than approximately $5.0 million in letters of credit), and our borrowing base was $45.7 million. Any acceleration of the maturity date of the credit facility could have a material adverse effect on our business, including preventing the redemption of the notes due 2008.


WE HAVE SIGNIFICANT STOCKHOLDERS THAT MAY NOT ACT CONSISTENTLY WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS.


As of June 1, 2003, Nortel Networks owned approximately 18.7% of our common stock and Liberty Media Group beneficially owned approximately 10.3% of our common stock. These respective ownership interests result in both Nortel Networks and Liberty Media having a significant influence over us. Nortel Networks and Liberty Media may exert their respective influences or sell their respective shares at a time or in a manner that is inconsistent with the interests of our other stockholders.


Any sales of substantial amounts of our common stock, including shares that may be held by Nortel Networks after conversion, in the public market, or the perception that such sales might occur, could have a depressive effect on the market price of our common stock.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.

On October 3, 2002, our board of directors approved the adoption of a shareholder rights plan, commonly known as a "poison pill." This plan is not intended to prevent a takeover, but is intended to protect and maximize the value of shareholders' interests. This poison pill could make it more difficult for a third party to acquire us or may delay that process.

WE MAY DISPOSE OF EXISTING PRODUCT LINES OR ACQUIRE NEW PRODUCT LINES IN TRANSACTIONS THAT MAY ADVERSELY IMPACT US AND OUR FUTURE RESULTS.

On an ongoing basis, we evaluate our various product offerings in order to determine whether any should be sold or closed and whether there are businesses that we should pursue acquiring. Future acquisitions and divestitures entail various risks, including:

    - the risk that acquisitions will not be integrated or otherwise perform as expected;

    - the risk that we will not be able to find a buyer for a product line while product line sales and employee morale will have been damaged because of general awareness that the product line is for sale; and

    - the risk that the purchase price obtained will not be equal to the book value of the assets for the product line that we sell.

PRODUCTS CURRENTLY UNDER DEVELOPMENT MAY FAIL TO REALIZE ANTICIPATED BENEFITS.

Rapidly changing technologies, evolving industry standards, frequent new product introductions and relatively short product life cycles characterize the markets for our products. The technology applications currently under development by us may not be successfully developed. Even if the developmental products are successfully developed, they may not be widely used or we may not be able to successfully exploit these technology applications. To compete successfully, we must quickly design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, we may not be able to successfully develop or introduce these products if our products:

    -  are not cost-effective;

    -  are not brought to market in a timely manner;

    -  fail to achieve market acceptance; or

    -  fail to meet industry certification standards.

Furthermore, our competitors may develop similar or alternative new technology applications that, if successful, could have a material adverse effect on us. Our strategic alliances are based on business relationships that have not been the subject of written agreements expressly providing for the alliance to continue for a significant period of time. The loss of a strategic partner could have a material adverse effect on the progress of new products under development with that partner.

CONSOLIDATIONS IN THE TELECOMMUNICATIONS INDUSTRY COULD RESULT IN DELAYS OR REDUCTIONS IN PURCHASES OF PRODUCTS, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

The telecommunications industry has experienced the consolidation of many industry participants, and this trend is expected to continue. We and one or more of our competitors may each supply products to businesses that have merged, such as AT&T Broadband and Comcast, or will merge in the future. Consolidations could result in delays in purchasing decisions by the merged businesses, and we could play either a greater or lesser role in supplying the communications products to the merged entity. These purchasing decisions of the merged companies could have a material adverse effect on our business. For example, we experienced purchasing delays while the Comcast and AT&T Broadband deal was pending and have experienced slowdowns since the transaction was completed. Mergers among the supplier base also have increased, and this trend may continue. The larger combined companies with pooled capital resources may be able to provide solution alternatives with which we would be put at a disadvantage to compete. The larger breadth of product offerings by these consolidated suppliers could result in customers electing to trim their supplier base for the advantages of one-stop shopping solutions for all of their product needs. Consolidation of the supplier base could have a material adverse effect on our business.

OUR SUCCESS DEPENDS IN LARGE PART ON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL IN ALL FACETS OF OUR OPERATIONS.

Competition for qualified personnel is intense, and we may not be successful in attracting and retaining key executives, marketing, engineering and sales personnel, which could impact our ability to maintain and grow our operations. Our future success will depend, to a significant extent, on the ability of our management to operate effectively. In the past, competitors and others have attempted to recruit our employees and in the future, their attempts may continue. The loss of services of any key personnel, the inability to attract and retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and other technical professionals, could negatively affect our business.


WE ARE SUBSTANTIALLY DEPENDENT ON CONTRACT MANUFACTURERS, AND AN INABILITY TO OBTAIN ADEQUATE AND TIMELY DELIVERY OF SUPPLIES COULD ADVERSELY AFFECT OUR BUSINESS.

Many components, subassemblies and modules necessary for the manufacture or integration of our products are obtained from a sole supplier or a limited group of suppliers. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our reliance on subcontractors involves several risks including a potential inability to obtain an adequate supply of required components, subassemblies or modules and reduced control over pricing, quality and timely delivery of components, subassemblies or modules. Historically, we have not generally maintained long-term agreements with any of our suppliers or subcontractors. An inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply could affect our ability to ship products on a timely basis. Any inability to reliably ship our products on time could damage relationships with current and prospective customers and harm our business.

OUR INTERNATIONAL OPERATIONS MAY BE ADVERSELY AFFECTED BY ANY DECLINE IN THE DEMAND FOR BROADBAND SYSTEMS DESIGNS AND EQUIPMENT IN INTERNATIONAL MARKETS.

Sales of broadband communications equipment into international markets are an important part of our business. The entire line of our products is marketed and made available to existing and potential international customers. In addition, United States broadband system designs and equipment are increasingly being employed in international markets, where market penetration is relatively lower than in the United States. While international operations are expected to comprise an integral part of our future business, international markets may no longer continue to develop at the current rate, or at all. We may fail to receive additional contracts to supply equipment in these markets.

OUR INTERNATIONAL OPERATIONS MAY BE ADVERSELY AFFECTED BY CHANGES IN THE FOREIGN LAWS IN THE COUNTRIES IN WHICH OUR PRODUCTS ARE MANUFACTURED.

A significant portion of our products are manufactured or assembled in Mexico and the Philippines and other countries outside of the United States. The governments of the foreign countries in which our products are manufactured may pass laws that impair our operations, such as laws that impose exorbitant tax obligations or nationalize these manufacturing facilities.

WE FACE RISKS RELATING TO CURRENCY FLUCTUATIONS AND CURRENCY EXCHANGE.

We may encounter difficulties in converting our earnings from international operations to U.S. dollars for use in the United States. These obstacles may include problems moving funds out of the countries in which the funds were earned and difficulties in collecting accounts receivable in foreign countries where the usual accounts receivable payment cycle is longer.

We are exposed to various market risk factors such as fluctuating interest rates and changes in foreign currency rates. These risk factors can impact results of operations, cash flows and financial position. We manage these risks through regular operating and financing activities and periodically use derivative financial instruments such as foreign exchange forward contracts. There can be no assurance that our risk management strategies will be effective.

OUR PROFITABILITY HAS BEEN, AND MAY CONTINUE TO BE, VOLATILE, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK.

We have experienced several years with significant operating losses. Although we have been profitable in the past, we may not be profitable or meet the level of expectations of the investment community in the future, which could have a material adverse impact on our stock price. In addition, our operating results may be adversely affected by timing of sales or a shift in our product mix.

WE MAY FACE HIGHER COSTS ASSOCIATED WITH PROTECTING OUR INTELLECTUAL PROPERTY.

Our future success depends in part upon our proprietary technology, product development, technological expertise and distribution channels. We cannot predict whether we can protect our technology or whether competitors can develop similar technology independently. We have received and may continue to receive from third parties, including some of our competitors, notices claiming that we have infringed upon third-party patents or other proprietary rights. Any of these claims, whether with or without merit, could result in costly litigation, divert the time, attention and resources of our management, delay our product shipments, or require us to enter into royalty or licensing agreements. If a claim of product infringement against us is successful and we fail to obtain a license or develop non-infringing technology, our business and operating results could be adversely affected.

RISK FACTORS RELATED TO THE NOTES

THE NOTES ARE SUBORDINATED.


The notes are general unsecured obligations and subordinated in right of payment to all of our existing and future senior indebtedness, as defined in the indenture. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture, and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we will not make any payments on the notes in the event of payment defaults or other specified defaults on our senior indebtedness. The notes also will be structurally subordinated to the liabilities, including trade payables, of any of our subsidiaries. Neither we nor our subsidiaries are prohibited from incurring additional debt under the indenture, including senior indebtedness. As of March 31, 2003, we and our subsidiaries had approximately $11.5 million of outstanding indebtedness or other liabilities to which the notes would have been effectively subordinated. In addition, because of how we manage our operations, our current liabilities (e.g., accounts payable) could be viewed as obligations of our subsidiaries and, therefore, senior to the notes. As of April 30, 2003, we had approximately 79.2 million of current liabilities.


IF WE INCUR ADDITIONAL INDEBTEDNESS, WE MIGHT NOT HAVE SUFFICIENT ASSETS TO PAY OUR OBLIGATIONS UNDER THE NOTES.

The indenture under which we have issued the notes does not restrict us or our subsidiaries from incurring additional debt. Further, the indenture does not restrict our ability to pay dividends or issue or repurchase our securities, which payment or issuance would increase our general indebtedness. If we, or our subsidiaries, were to incur additional debt or liabilities, we might not be able to pay our obligations under the notes.

The degree to which we incur additional debt could have important consequences to note holders, including:

     - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

     - requiring us to dedicate a substantial portion of our cash flows from operations to the payment of indebtedness and not for other purposes, such as working capital and capital expenditures;

     - limiting our flexibility to plan for, or react to, changes in our business;

     - making us more indebted than some of our competitors, which may place us at a competitive disadvantage; and

     -    making us more vulnerable to a downturn in our business.

WE MAY BE UNABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

Upon a change of control of our company, as described under "Description of the Notes--Repurchase at the Option of Holders upon a Change of Control," note holders may require us to redeem all or a portion of their notes. If a change of control were to occur, we might not have enough funds to pay the purchase price for any tendered notes.

Also, future credit agreements or other agreements relating to our indebtedness may provide that a change of control under the indenture constitutes an event of default and additionally may prohibit the repurchase or redemption of the notes. If a change of control were to occur at a time when we were prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we did not obtain their consent, we could not redeem the notes.

Our failure to redeem tendered notes would constitute an event of default under the indenture, which would constitute a default under our credit agreement and might constitute a default under the terms of our other indebtedness. In such circumstances, or if a change of control would constitute an event of default under our senior indebtedness, the provisions of this indenture would limit or prohibit payments to note holders. The term "change of control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change of control would not necessarily protect you in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

THE NOTES ARE NOT TRADED ON ANY SECURITIES EXCHANGE OR OTHER STOCK MARKET, AND ANY MARKET FOR THE NOTES MAY NOT BE MAINTAINED.

The notes have been approved for trading on The PORTAL Market. Although CIBC World Markets Corp., the "initial purchaser" of the notes, has made a market in the notes in the past, it is not obligated to make a market in the notes. The initial purchaser or any others could stop making a market in the notes at any time without notice. Accordingly, any market for the notes that has developed may not continue.

We do not intend to apply for listing of the notes on any securities exchange or other stock market. While we have agreed to file with the SEC and to use our reasonable efforts to cause to become effective a registration statement for the resale of the notes and the common stock issuable upon conversion of the notes, the registration statement may not be declared or maintained effective by the SEC. Unless and until we register the notes and the shares of underlying common stock pursuant to the provisions of the registration rights agreement described in this prospectus, they may not be offered or sold except in transactions that are exempt from the registration requirements of the Securities Act. If no such exemption is available, holders will not be able to sell their notes or any common stock issued upon conversion of notes.

WE MAY NOT BE ABLE TO REFINANCE THE NOTES IF REQUIRED OR IF WE SO DESIRE.

We may need or desire to refinance all or a portion of the notes at maturity. We cannot assure you that we would be able to refinance the notes on commercially reasonable terms, if at all. If we are not able to refinance the notes on terms favorable to us, we may not have sufficient funds to pay the principal amount or repurchase price due.


           CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference into this document contain numerous forward-looking statements about our financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock or ownership interests and other matters. The words "estimate," "project," "intend," "expect," "believe," "forecast" and similar expressions are intended to identify these forward-looking statements, but some of these statements may use other phrasing. Any statement in this document that is not a historical fact also is a forward-looking statement. Except to the extent required by applicable law, we expressly disclaim any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document. Such forward-looking statements, wherever they occur in this document, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements are described in the risk factors above and elsewhere in this document. In addition to the foregoing, (i) all of the factors affecting our business may not have been correctly identified and assessed; (ii) the publicly available and other information, upon which the analysis contained in this document is based, may not be complete or correct; (iii) the analysis may not be correct; or (iv) the strategies, which are based in part on this analysis, may not be successful.




                                 USE OF PROCEEDS

Although we received proceeds in connection with the initial private placement of the notes, we will not receive any of the proceeds from the sale of the notes or the shares by the selling securityholders. We received net proceeds of approximately $120.1 million when we originally issued the notes in March 2003.

We used approximately $88.4 million of the net proceeds to redeem Nortel Networks' Class B membership interest in our subsidiary Arris Interactive L.L.C., at a discount. We also used approximately $28.0 million of the net proceeds to repurchase 8 million shares of our common stock held by Nortel Networks, at a discount. We used the remaining net proceeds for working capital and general corporate purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:



                                                       FISCAL YEAR ENDED                       THREE MONTHS ENDED
                                                         DECEMBER 31,                                MARCH 31,
----------------------------------------------------------------------------------------------------------------------
                                       1998       1999       2000       2001       2002        2002         2003
----------------------------------------------------------------------------------------------------------------------
Ratio of earnings to fixed
charges(1)                             0.07       2.27       2.69       --(2)      --(3)       0.41         1.71



(1) For purposes of the calculation of ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness and rental expense.

(2) As a result of the loss for the fiscal year ended December 31, 2001, earnings did not cover fixed charges by $65,449,000.

(3) As a result of the loss for the fiscal year ended December 31, 2002, earnings did not cover fixed charges by $143,662,000.

                            DESCRIPTION OF THE NOTES

We issued notes under the indenture dated March 18, 2003 between us and The Bank of New York, as trustee. The following description summarizes the material provisions of the notes and the indenture and is qualified in its entirety by reference to all of the provisions of the indenture, including its definitions of certain terms. A copy of the indenture and the form of note is available to you upon request. We urge you to read the indenture. Wherever particular provisions or defined terms of the indenture (or the form of note which is part thereof) are referred to in this summary, such provisions or defined terms are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

GENERAL

The notes are our general, unsecured obligations, initially limited in aggregate principal amount to $125,000,000. The notes are subordinated in right of payment to all existing and future senior indebtedness, as described under "Subordination" below and defined in "Certain Definitions" below. The notes were issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The notes are convertible into shares of our common stock as described in "Conversion" below.

The notes will mature on March 15, 2008, unless earlier redeemed or repurchased by their terms. The notes bear interest at the rate per annum of 4 1/2% from their date of issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing September 15, 2003, until the principal is paid or made available for payment or the notes have been converted. We will pay interest to the persons in whose names the notes are registered at the close of business on March 1 and September 1 immediately preceding the interest payment dates. Principal of, premium on, if any, interest on and liquidated damages, if any, with respect to the notes will be payable, the notes will be convertible and the notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in New York, New York. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest payable per $1,000 principal amount of notes for the period from March 18, 2003 to September 15, 2003 will be $22.25.

At our option, payment of interest and liquidated damages, if any, may be made by check mailed to note holders at the addresses set forth upon our registry books. No service charge will be made for any registration of note transfers or exchanges, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges. Until otherwise designated by us, our office or agency will be the corporate trust office of the trustee presently located in New York, New York.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the issuance or repurchase of our securities or the incurrence of indebtedness, including senior indebtedness. The indenture contains no covenants or other provisions to afford protection to note holders in the event of a highly leveraged transaction or our change of control, except to the limited extent described under "Repurchase of Notes at the Option of the Holder upon a Change of Control."

CONVERSION

Each note holder has the option at any time prior to the close of business on the stated maturity date of the notes (unless previously redeemed or repurchased) to convert any portion of the principal amount of the notes that is $1,000 or an integral multiple thereof into shares of our common stock at the conversion price of $5.00 per share (subject to adjustment as described below). The right to convert a note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the business day immediately prior to the redemption date or repurchase date, as applicable, for such note, unless we subsequently fail to pay the applicable redemption price or repurchase price, as the case may be. In each case, the initial conversion rate is equal to 200 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $5.00 per share.

We have been informed that The Depository Trust Company, or DTC, New York, New York, will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC's rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in cash in lieu of any fractional shares, and the trustee shall deliver the certificate(s) to the conversion agent for delivery to the holder of the note being converted. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.

In the case of any note that has been converted into common stock after any record date, but on or before the next interest payment date, interest, the stated due date of which is on such interest payment date, shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such note who is a holder on such record date. Any note converted after any record date but before the next interest payment date (other than notes called for redemption) must be accompanied by payment of an amount equal to the interest payable on that interest payment date on the principal amount of notes being surrendered for conversion. We will not issue fractional shares of our common stock upon conversion of any notes but, in lieu thereof, we will pay an appropriate amount in cash based on the market price of our common stock (determined in accordance with the indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, holders who surrender notes for conversion on a date that is not an interest payment date will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period, except for notes that are called for redemption on a redemption date between a record date and the corresponding interest payment date as provided above.

The conversion price will be adjusted upon the occurrence of:

                  (a) the issuance of shares of our common stock as a dividend or other distribution on any class of our capital stock;

                  (b) any issuance to all or substantially all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price of our common stock (determined in accordance with the indenture, including any rights issued or issuable pursuant to our shareholder rights plan); provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur; and provided, further, that any holder who is a holder of shares of our common stock (or direct or indirect interests therein) at the time of conversion of any note, but who is not entitled as a holder of our common stock to hold or receive rights pursuant to the terms of the shareholder rights plan, shall not be eligible to receive any such rights thereunder, and any distribution of rights pursuant to the shareholder rights plan complying with the other requirements of the indenture shall not constitute a distribution of rights for the purposes of the other indenture provisions regarding conversion of the notes;

                  (c) certain subdivisions, combinations or reclassifications of our outstanding common stock;

                  (d) any distribution to all or substantially all holders of our common stock of evidences of indebtedness, shares of our capital stock (other than common stock), cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and distributions in connection with our liquidation, dissolution or winding up and excluding dividends and distributions paid exclusively in cash and in mergers and consolidations to which the second succeeding paragraph applies);

                  (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the second succeeding paragraph applies) to all or substantially all holders of our common stock in an aggregate amount that, combined together with
         (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustments have been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 12 months in respect of which no adjustment has been made exceeds 10% of our market capitalization (defined as being the product of the then current market price of the common stock multiplied by the number of shares of common stock then outstanding) on the record date of such distribution; and

                  (f) the completion of a tender offer made by us or any of our subsidiaries for our common stock to the extent that the aggregate consideration, together with (i) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for common stock expiring with the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in
         (e) above to all holders of our common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

In the event of a distribution to all or substantially all of the holders of common stock of rights, warrants or options to subscribe for or purchase any securities (other than those referred to in (b) above), we may instead of making an adjustment in the conversion price, provide that each note holder, who converts the note after the record date for such distribution and prior to the expiration of such rights, shall be entitled to receive upon such conversion of the note, in addition to shares of our common stock, an appropriate number of such rights, warrants or options. No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to one percent or more of the conversion price as last adjusted.

We, from time to time and to the extent permitted by law, may reduce the conversion price by any amount for any period of at least 20 business days, in which case we shall give at least 15 days notice of such reduction to the trustee, if our board of directors has made a determination that such reduction would be in our best interest, which determination shall be conclusive. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States Federal income tax purposes. See "Certain United States Income Tax Considerations."

In case of any reclassification or change of outstanding shares of our common stock issuable upon conversion of the notes (other than certain changes in par value) or our consolidation or merger with or into another person or any consolidation or merger of another person with or into us (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of our assets, each note then outstanding will, without the consent of any note holder, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of our common stock into which such note was convertible immediately prior thereto after giving effect to any adjustment required to be made as set forth above; provided that if the kind or amount of securities, cash and other property is not the same for each share of our common stock held immediately prior to such reclassification, change, consolidation, merger, sale, transfer, or conveyance, any holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of such shares.

We will use all reasonable efforts to cause all registrations to be made with, and to obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required on our part in connection with the conversion of the notes into our common stock. If at any time during the two-year period following the date of the original issuance of the notes a registration statement under the Securities Act covering the shares of our common stock issuable upon conversion of the notes is not effective or is otherwise unavailable for effecting resales of such shares, shares of our common stock issued upon conversion of the notes may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act.

SUBORDINATION


The notes are our general, unsecured obligations, subordinated in right of payment to all existing and future senior indebtedness, as that term is defined under "Certain Definitions" below. As of June 1, 2003, we had no senior indebtedness outstanding (other than approximately $5.0 million in letters of credit). We had the right as of June 1, 2003 to borrow up to $45.7 million under our revolving credit facility, which does constitute senior indebtedness.

The notes are effectively subordinated in right of payment to all existing and future liabilities (including trade payables) of our subsidiaries. Our subsidiaries had approximately $79.2 million of current liabilities as of April 30, 2003. The indenture does not restrict the incurrence of senior indebtedness or other indebtedness by us or our subsidiaries or our ability to transfer assets or business operations to our subsidiaries, subject to the provisions described under "Repurchase of Notes at the Option of the Holder upon a Change of Control" and "Limitation on Merger, Sale or Consolidation."


The indenture provides that we may not make, directly or through any subsidiary, or have made on our behalf, any payment or distributions of any kind or character (by setoff or otherwise) on account of the principal of, premium, if any, interest on or liquidated damages or any other Obligations under or with respect to, the notes, or to acquire any of the notes (including repurchases of notes at the option of the holder) for cash or property (other than junior securities), or on account of the redemption provisions of the notes (collectively, the "subordinated obligations"), (i) upon the maturity of any senior indebtedness, by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on, and fees, charges, expenses, indemnifications and all other Obligations payable in respect of designated senior indebtedness are first paid in full in cash, or
(ii) in the event of default in the payment of any principal of, premium, if any, or interest on, any designated senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such payment default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than junior securities) upon conversion of a note will constitute payment on a note and therefore will be subject to the subordination provisions in the indenture.

Upon (i) the happening of an event of default (other than a payment default) that permits, or would permit with (a) the passage of time, (b) the giving of notice, (c) the making of any payment of the notes then required to be made or
(d) any combination thereof, the holders of designated senior indebtedness or their representative immediately to accelerate the maturity of such designated senior indebtedness and (ii) written notice of such non-payment default being given to us and the trustee by the representative, then, unless and until such non-payment default has been cured or waived or otherwise has ceased to exist, no payment or distribution of any kind or character in cash or property (by setoff or otherwise) may be made by or on our behalf, directly or through any subsidiary, on account of the subordinated obligations, in any such case other than payments made with junior securities. Notwithstanding the foregoing, unless
(i) the designated senior indebtedness in respect of which such non-payment default exists has been declared due and payable in its entirety within 179 days after the payment notice is delivered as set forth above, and (ii) such declaration has not been rescinded or waived, at the end of the payment blockage period, we shall be required to pay to the holders of the notes all regularly scheduled payments on the notes that were not paid during the payment blockage period due to the foregoing prohibitions (and upon the making of such payments any acceleration of the notes made during the payment blockage period shall be of no further force or effect) and to resume all other payments as and when due on the notes. Not more than one payment notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to senior indebtedness during such period. In no event, however, may the total number of days during which any payment blockage period is or payment blockage periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

Upon any payment or distribution of our assets or distribution of any kind or character in cash, property or securities upon any dissolution, winding up, total or partial liquidation or reorganization of our company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of the creditors or any marshaling of assets or liabilities (i) the holders of all senior indebtedness will first be entitled to receive payment on all Obligations due on the senior indebtedness in full in cash before the holders of the notes are entitled to receive any payment or distributions of any kind or character (other than junior securities) on account of the subordinated obligations and (ii) any payment or distribution of our assets of any kind or character, whether in cash, property or securities (other than junior securities) to which the holders of the notes or the trustee on behalf of the holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of senior indebtedness or their representative to the extent necessary to make payment in full in cash of all Obligations on senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such senior indebtedness.

In the event that, notwithstanding the foregoing, any payment or distribution of our assets or any subsidiary's assets (other than junior securities) shall be received by the note holders or the trustee on behalf of the holders or any paying agent at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of senior indebtedness, and shall be paid or delivered by such holders or the trustee or such paying agent, as the case may be, to the holders of the senior indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such senior indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness held or represented by each, for application to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such senior indebtedness in full in cash after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such senior indebtedness.

No provision contained in the indenture or the notes affects our obligation, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the notes. The subordination provisions of the indenture and the notes do not prevent the occurrence of any default or event of default under the indenture or limit the rights of the trustee or any note holder, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the notes.

We conduct certain of our operations through our subsidiaries. Accordingly, our ability to meet our cash obligations in the future in part will be dependent upon the ability of our subsidiaries to make cash distributions to us. The ability of our subsidiaries to make distributions to us is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national and state governments and may be restricted by contractual provisions. The indenture does not limit the ability of our subsidiaries to incur such contractual restrictions in the future. Our right to participate in the assets of any subsidiary (and thus the ability of note holders to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other non-subordinated or pari passu creditors of the subsidiary. Substantially all of our domestic subsidiaries have guarantied the indebtedness under the credit facility. The notes, therefore, effectively are subordinated to obligations to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries against which such creditors have a more direct claim.

As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or any of our subsidiaries or a marshaling of our assets or liabilities and our subsidiaries, note holders may receive ratably less than other creditors.

PROVISIONAL REDEMPTION

We may redeem some or all of the notes at any time at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the redemption date, if (i) the closing price of our common stock on the Nasdaq National Market has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately before the date of mailing of the provision redemption notice and (ii) the registration statement covering the notes and the shares of common stock issuable upon conversion of the notes is effective and available for use for the 30 days following the provisional redemption date, unless registration is not required.

If a provisional redemption occurs on or before the third anniversary of the notes' issuance, we also will make an interest make-whole payment in addition to the payment of accrued and unpaid interest described above. The interest make-whole payment would be equal to the present value of the aggregate amount of the interest that would otherwise have accrued from the provisional redemption date through the third anniversary of the notes' issuance. The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the remaining period from the date preceding the date on which notice of the provision redemption is mailed through the third anniversary of the notes' issuance; provided, however, that if the period from such redemption date to the third anniversary of the notes' issuance is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

We must pay note holders any accrued and unpaid interest through the date of redemption as well as the interest make-whole payment on the notes called for provisional redemption, regardless of whether those notes are converted prior to the date of the provisional redemption. The interest make-whole payment will be payable in cash or, at our option, subject to certain conditions, in common stock. The number of shares of common stock will equal the amount of the interest make-whole payment divided by 95% of the average closing sale price for the five consecutive trading days ending on and including the third day prior to the date of the provisional redemption.

Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption (the "redemption date"), to the holder of each note to be redeemed to such holder's last address as then shown upon the registry books of the registrar. The notice of redemption must state the redemption date, the redemption price, the amount of accrued interest and liquidated damages, if any, to be paid and, if an interest make-whole payment will be made, whether the interest make-whole payment will be in cash or in common stock. Any notice that relates to a note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the redemption date, upon surrender of such note, a new note or notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption, unless we default in our obligations with respect thereto. The notes do not have the benefit of any sinking fund.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

The indenture provides that, in the event that a change of control has occurred, we are required first, to offer to repay in full and terminate all commitments under all indebtedness under the credit facility and all such other senior indebtedness and to repay the indebtedness owed to such lender which has accepted such offer and second, to make an irrevocable and unconditional (except as described below) offer to purchase all notes on the date that is no later than 45 business days (except as described below) after the occurrence of such change of control at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to (but excluding) the repurchase date. At our option, instead of paying the repurchase price solely in cash, we may pay the repurchase price (to the extent not paid in cash) in shares of our common stock, valued at 95% of the average of the closing prices for the five trading days immediately preceding and including the third trading day preceding the repurchase date. The repurchase price may be paid in shares of our common stock only if the following conditions are satisfied:

         - such shares have been registered under the Securities Act or are freely transferable without such registration;

         - the issuance of common stock does not require registration or qualification with or approval of any governmental authority under any state law or any other federal law, which registration or qualification or approval has not been made or obtained;

         - such shares have been approved for quotation on the Nasdaq National Market or listing on a national securities exchange; and

         - such shares will be issued out of our authorized but unissued common stock and upon issuance, will be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.

A note holder may accept the repurchase offer with respect to all or a portion of our notes (provided that the principal amount of such notes must be $1,000 or an integral multiple thereof). The repurchase offer shall be made within 25 business days following a change of control and shall remain open for 20 business days following its commencement except to the extent that a longer period is required by applicable law. The repurchase offer will specify whether the repurchase price will be paid in cash or common stock. Upon expiration of the repurchase offer period, we shall purchase all notes tendered during the repurchase offer period in response to the repurchase offer. If required by applicable law, the repurchase date and the repurchase offer period may be extended as so required.

On or before the repurchase date, we will (i) accept for payment notes or portions thereof properly tendered pursuant to the repurchase offer, (ii) deposit with the paying agent cash sufficient to pay the repurchase price (together with accrued and unpaid interest and liquidated damages, if any) of all notes so tendered and (iii) deliver to the trustee the notes so accepted, together with an officers' certificate listing the notes or portions thereof being purchased by us. The paying agent will promptly mail to the holders of notes so accepted payment in an amount equal to the repurchase price (together with accrued and unpaid interest, if any), and the trustee will promptly authenticate and mail or deliver to such holders a new note or notes equal in principal amount to any unpurchased portion of the notes surrendered. Any notes not so accepted will be promptly mailed or delivered by us to the holder thereof. We will announce publicly the results of the repurchase offer on or as soon as practicable after the repurchase date.

The phrase "all or substantially all" of our assets, as included in the definition of change of control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

The repurchase feature may make more difficult or discourage a takeover of our company, and, thus, the removal of incumbent management. The provisions of the indenture relating to a change of control may not afford the holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if such transaction does not constitute a change of control. Moreover, certain events with respect to us which may involve an actual change of control of our company may not constitute a change of control for purposes of the indenture. For instance, one or more shareholders could acquire a significant portion, but less than 50% of our shares of common stock (the threshold in the definition of "change of control") and thereby be able to exert substantial influence with respect to us.

The right to require us to repurchase notes as a result of the occurrence of a change of control could create an event of default under senior indebtedness as a result of which any repurchase could be blocked by the subordination provisions of the notes. Our failure to repurchase the notes when required would result in an event of default with respect to the notes whether or not such repurchase is permitted by the subordination provisions. See "Subordination." In addition, there can be no assurance that, in the event of our change of control, we would either have, or have access to, adequate funds to redeem the notes.

Except as described herein, no modification of the indenture regarding the provisions on repurchase at the option of any note holder upon a change of control that adversely affects a holder is permissible without the consent of the holder of the note so affected. In the event of a change of control, if holders of in excess of two-thirds of the outstanding aggregate principal amount of the notes so determine at any time following the occurrence of such change of control and before the close of business on the business day immediately preceding the repurchase date, such event shall not be treated as a change of control for purposes of the indenture. In such event, (i) we shall not be required to make the repurchase offer, (ii) to the extent the repurchase offer already has been made, such repurchase offer shall be deemed revoked and (iii) to the extent any notes have been tendered in response to any such revoked repurchase offer, such tender shall be rescinded and the notes so tendered shall be promptly returned to the holders thereof. For purposes of any such determination by the holders of the outstanding notes, notes held by us or our affiliate (including any person that would become our affiliate (or its successor) as a consequence of the event or series of events that otherwise would be treated as a change of control for purposes of the indenture) shall be disregarded.

To the extent applicable, we will comply with the provisions of Rule 13e-4 and 14e-1 or any other tender offer rules under the Securities Exchange Act of 1934 and any other securities laws, and will file a Schedule TO or any other schedule if required under such rules, in connection with any offer by us to repurchase notes at the option of the holders upon a change of control.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

The indenture provides that we may not, directly or indirectly, consolidate with or merge with or into, or sell, lease, convey or transfer all or substantially all of our assets (on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons (other than to our wholly owned subsidiaries), unless (i) either (a) in the case of a merger or consolidation, we are the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the notes and the indenture; and (ii) no default or event of default shall exist immediately before or after giving effect to such transaction.

Upon any consolidation or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made, shall succeed to, and be substituted for, us and may exercise every right and power of ours under the indenture with the same effect as if such successor corporation had been named therein as us, and we will be released from our obligations under the indenture and the notes, except as to any obligations that arise from or as a result of such transaction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more subsidiaries, which properties and assets, if held by us instead of such subsidiary, would constitute all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

REPORTS

Whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to the trustee, within 15 days after it is or would have been required to file such with the SEC, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the SEC and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required. In addition, for so long as the notes or our common stock into which they are convertible are transfer restricted securities, upon request, we will continue to provide to holders the information specified by Rule 144A(d)(4).

EVENTS OF DEFAULT AND REMEDIES

The indenture defines an "event of default" as (i) our failure to pay any installment of interest (including liquidated damages, if any) on the notes as and when due and payable and the continuance of any such failure for 30 days;
(ii) our failure to pay all or any part of the principal of, or premium, if any, on the notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any repurchase offer; (iii) our failure to perform any conversion of notes required under the indenture and the continuance of any such failure for 30 days; (iv) our failure to observe or perform any other covenant or agreement contained in the notes or the indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; (v) certain events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries; (vi) our failure or any significant subsidiary's failure to make any payment at maturity, including any applicable grace period, in respect of indebtedness (other than non-recourse obligations) in an amount in excess of $20 million, and continuance of such failure for 30 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of outstanding notes; or (vii) default by us or any significant subsidiary with respect to any indebtedness (other than non-recourse obligations), which default results in the acceleration of indebtedness in an amount in excess of $20 million without such indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after written notice is given us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of outstanding notes. The indenture provides that, if a default occurs and is continuing, the trustee must, within 90 days after the trustee's receiving actual notice of occurrence of such default, give to the holders notice of such default, but the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders, except in the case of a default in the payment of the principal of, premium, if any, or interest on any of the notes when due or in the payment of any redemption or repurchase obligation.

The indenture provides that, if an event of default occurs and is continuing (other than an event of default specified in clause (v) above with respect to us), then, in every such case, unless the principal of all of the notes shall have already become due and payable, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to us and the representative (and to the trustee if given by holders), may declare all principal, premium, if any, and accrued interest and liquidated damages, if any, on the notes to be due and payable on the earlier of (x) five business days following delivery of such notices to us and the representative and (y) the date of acceleration of the designated senior indebtedness. If an event of default specified in clause (v) above with respect to us occurs, all principal, premium, if any, and accrued interest and liquidated damages, if any, will be immediately due and payable on all outstanding notes without any declaration or other act on the part of the trustee or the holders. The holders of no less than a majority in aggregate principal amount of notes generally are authorized to rescind such acceleration on behalf of the holders of all outstanding notes if (i) all existing events of default, other than the non-payment of the principal of, premium, if any, and interest on the notes that have become due solely by such acceleration, have been cured or waived and (ii) we have paid or deposited with the trustee cash sufficient to pay (a) all overdue interest on, and overdue liquidated damages with respect to, all of the notes, (b) the principal of, and premium, if any, applicable to any notes which would then be due otherwise than by such declaration of acceleration, and interest thereon at the rate borne by the notes, (c) to the extent that payment of such interest is lawful, interest upon overdue interest and liquidated damages at the rate borne by the notes, and (d) all sums paid or advanced by the trustee hereunder and the compensation, expenses, disbursements and advances of the trustee, its agents and counsel.

Prior to the declaration of acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount of the notes at the time outstanding may waive on behalf of all the holders any default, except a default in the payment of principal of, or interest on or liquidated damages with respect to any note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding note affected. Subject to the provisions of the indenture relating to the trustee's duties, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable security or indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

The indenture provides that no holder may pursue any remedy under the indenture, except for a default in the payment of principal, premium, if any, or interest on the notes, unless: the holder gives to the trustee written notice of a continuing event of default; the holders of at least 25% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy; such holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense; the trustee does not comply with the request within 60 days after the receipt of the request and the offer of indemnity; and the trustee shall not have received during such 60-day period a contrary direction from the holders of a majority in principal amount of the outstanding notes.

REGISTRATION RIGHTS

The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes.

We entered into the registration rights agreement with CIBC World Markets on March 18, 2003. Pursuant to the registration rights agreement, we filed with the SEC the shelf registration on Form S-3, of which this prospectus is a part, to cover resales of registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. The notes and the common stock issuable upon conversion of the notes are referred to collectively as "registrable securities." We will use all reasonable efforts to have the shelf registration statement declared effective as promptly as practicable but not later than 180 days after March 18, 2003, and to keep such shelf registration statement effective until the earliest of:

         (1)      March 18, 2005;

         (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of;

         (3) the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act; or

         (4) a subsequent shelf registration covering all of the registrable securities has been declared effective under the Securities Act.

We will be permitted to suspend the use of the prospectus which is a part of the registration statement for a period not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

If:

         (1) on or prior to the 90th day after the latest date of original issuance of the notes, the shelf registration statement has not been filed with the SEC;

         (2) on or prior to the 180th day after the latest date of original issuance of the notes, the shelf registration statement has not been declared effective by the SEC; or

         (3) after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement and
                  (A) unless we declare a suspension period to be in effect, we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 45th day or the 90th day, as the case may be,

(we refer to each such event described above in clauses (1) through (3) as a registration default), liquidated damages will accrue on the notes and the underlying shares of common stock that are registrable securities in addition to the rate set forth in the title of the notes, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% per year for the notes (or an equivalent amount for any common stock issued upon conversion of the notes that are registrable securities) for the first 90 days immediately following the registration default, with such liquidated damages increasing by an additional 0.5% per annum at the beginning of each subsequent 90-day period, provided, that liquidated damages may not accrue under more than one of the foregoing clauses (1), (2) or (3) at any one time, and, up to a maximum additional interest rate of 2.0% per year. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay liquidated damages remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement. References in this "Description of the Notes" to interest on the notes shall mean interest plus liquidated damages, if any.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

We will provide to holders of registrable securities included in the shelf registration statement copies of the prospectus contained in the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit resales of the registrable securities.

We mailed, pursuant to the registration rights agreement, a notice and questionnaire to holders of registrable securities not fewer than 30 calendar days prior to the time we intend in good faith to have shelf registration statement declared effective, which time we refer to as the "effective time."

No holder of registrable securities will be entitled to be named as a selling securityholder in the shelf registration statement as of the effective time, and no holder of registrable securities will be entitled to use the prospectus that is part of the shelf registration statement for offers and resales of registrable securities at any time, unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire. Holders of registrable securities, however, have at least 20 calendar days from the date on which the notice and questionnaire is first mailed to them to return a completed and signed notice and questionnaire to us.

Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. When we receive a completed and signed notice and questionnaire prior to the effective date of the registration statement, we will include the registrable securities covered thereby in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the registration rights agreement.

SATISFACTION AND DISCHARGE

We may discharge certain of our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

TRANSFER AND EXCHANGE

Notes may be transferred or exchanged at the office of the security registrar in accordance with the indenture. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange. In the event of any potential redemption of the notes, we will not be required to:

         - issue, authenticate or register the transfer of or exchange of any note during a period beginning at the opening of business 10 business days before the mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

         - register the transfer of or exchange any note selected for redemption, in whole or in part, except the unredeemed portion of notes being redeemed in part.

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

         - vary or terminate the appointment of the security registrar, paying agent or conversion agent;

         -        appoint additional paying agents or conversion agents; or

         - approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

PURCHASE AND CANCELLATION

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law and by our credit facility, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

AMENDMENTS AND SUPPLEMENTS

The indenture contains provisions permitting us and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, we and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify or waive the rights of the holders; provided that no such modification may, without the consent of each holder affected thereby: (i) change the stated maturity of any note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any note or any premium or the interest thereon is payable, or impair the right to institute suit for the conversion of any note or the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or reduce the repurchase price, or alter the repurchase offer (other than as set forth herein) or redemption provisions in a manner adverse to the holders, or
(ii) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the indenture or (iii) adversely affect the right of such holder to convert notes or alter, in a manner that adversely affects the right of such holder, the provisions relating to anti-dilution protection in respect thereof. A supplemental indenture entered into in compliance with the "Limitation on Merger, Sale or Consolidation" covenant would not require the consent of the holders of the notes.

NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

The indenture provides that no shareholder, officer, director, employee or partner, as such, past, present or future, of ours or any successor corporation shall have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such shareholder, officer, director, employee or partner.

BOOK ENTRY, DELIVERY AND FORM

Each note was issued as a book-entry note in fully registered form without coupons. Each note issued in book-entry form is represented by one U.S. global note, which was deposited on the date of the closing of the sale of the notes, with, or on behalf of, the depositary, which is Depository Trust Company, or DTC, and registered in the name of Cede and Co. as the depositary's nominee. Owners of beneficial interests in book-entry notes will not be entitled to physical delivery of notes in certificated form. We will make payments of principal of, and premium, if any, and interest, if any, on the notes through the applicable trustee to the depositary for the notes.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and may include certain other organizations. Indirect access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of global notes with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the global note other than participants). All interests in the global note deposited with DTC are subject to the procedures and requirements of DTC.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

So long as DTC (or its nominee) is the registered holder and owner of the global note, DTC (or such nominee) will be considered the sole legal owner and holder of the notes evidenced by such global note for all purposes of such notes and the indenture. Except as set forth below, as an owner of a beneficial interest in the global note, you will not be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under such global note. We understand that, under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC (or its nominee), upon receipt of any payment of principal of, premium, if any, or interest on the global note will credit the accounts of their relevant participants or account holders, as applicable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC (or its nominee). We also expect that payments by participants or indirect participants or account holders, as applicable, to owners of beneficial interests in the global note held through such participants or indirect participants or account holders will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants or account holders, as applicable. We will not have any responsibility or liability for any aspect of the records relating to, to payments made on account of, beneficial ownership interests in the global note for any notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants, and the owners of beneficial interests in the global note owning through such participants.

All amounts payable under the notes will be payable in U.S. dollars, except as may otherwise be stated in this prospectus or agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, us, or any of our respective agents shall be liable to any holder of a global note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Subject to certain conditions, the notes represented by the global note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 principal amount and multiples thereof if:

         - DTC provides notification that it is unwilling or unable to continue as depositary for the global notes or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days;

         - we in our discretion at any time determine not to have all the notes represented by the global notes; or

         - a default entitling note holders to accelerate the maturity date has occurred and is continuing.

Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of DTC (or its nominee).

Holders who desire to convert their notes into common stock pursuant to the terms of the notes should contact their brokers or other participants or indirect participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

GOVERNING LAW

The indenture and the notes and the registration rights agreement provide that they are to be governed in accordance with the laws of the State of New York, without regard to choice of laws provisions.

THE TRUSTEE

The Bank of New York is the trustee under the indenture. A successor trustee may be appointed in accordance with the terms of the indenture.

The indenture contains certain limitations on the rights of the trustee, in the event it becomes a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us and our subsidiaries; provided, however, that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

In case an event of default shall occur (and shall not be cured or waived), the trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

ABSENCE OF PUBLIC MARKET

There is no existing public market for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes, the ability of the holders to sell their notes or at what price holders of the notes will be able to sell their notes. Future trading prices of the notes will depend upon many factors including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

CERTAIN DEFINITIONS

"Capital stock" means, with respect to any person, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that person.

"Capitalized lease obligation" means, as to any person, the obligation of such person to pay rent or other amounts under a lease to which such person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP (as defined in the indenture).

"Change of control" means (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding us or any of our wholly owned subsidiaries or any of our employee benefit plans or those of any such subsidiary) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of us or any successor entity ("voting stock"), (ii) the completion of any consolidation or merger of us with or into any other person, or sale, conveyance, transfer or lease by us of all or substantially all of our assets to any person, or any merger of any other person into us in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding common stock is changed or exchanged as a result, unless our shareholders immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the person resulting from such transaction in substantially the same proportion as their ownership of the voting stock immediately before such transaction, or (iii) such time as the continuing directors do not constitute a majority of the board of directors (or, if applicable, our successor corporation).

"Continuing director" means at any date a member of our board of directors (i) who was a member of such board on the date of initial issuance of the notes or
(ii) who was nominated or elected by at least a majority of the directors who were such continuing directors (as described in clause (i)) at the time of such nomination or election or whose election to our board of directors was recommended or endorsed by at least a majority of the directors who were such continuing directors (as described in clause (i)) at the time of such nomination or election.

"Credit facility" means that certain Credit Agreement, dated as of August 3, 2001, among Arris International, Inc., Arris Interactive L.L.C., and certain subsidiaries of Arris International, Inc., as borrowers; the various lenders party thereto; the CIT Group/Business Credit, Inc., as administrative agent and collateral agent; and Credit Suisse First Boston, as syndication agent, lead arranger and book running manager, as such agreement may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time thereafter, including any notes, guaranties, security or pledge agreements, letters of credit and other documents or instruments executed pursuant thereto and any exhibits or schedules to any of the foregoing, as the same may be in effect from time to time, in each case, as such agreements may be amended, modified, supplemented, renewed, refunded, replaced, refinanced (including increasing the amount of available borrowings thereunder or adding additional subsidiaries of our company as additional and/or replacement borrowers or guarantors), extended or restated from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise), including any appendices, exhibits or schedules to any of the foregoing.

"Designated senior indebtedness" means (i) any indebtedness outstanding under the credit facility and (ii) any other senior indebtedness, the principal amount of which is $10 million or more and that has been designated by us as "designated senior indebtedness" (it being expressly understood, however, that on the issue date, the credit facility prohibits us from designating any indebtedness other than indebtedness evidenced by the credit facility as "designated senior indebtedness").

"Indebtedness" of any person means, without duplication, (a) all liabilities and Obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money including, without limitation, senior indebtedness (whether or not the lender has recourse to all or any portion of the assets of such person),
(ii) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments (including, without limitation, notes or similar instruments given in connection with the acquisition of any business, properties or assets of any kind), (iii) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (iv) for the payment of money relating to a capitalized lease obligation or (v) evidenced by a letter of credit, bank guarantee or a reimbursement obligation of such person with respect to any letter of credit;
(b) all obligations of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (c) all net obligations of such person under interest swap and hedging obligations; (d) all liabilities of others of the kind described in the preceding clauses, (a), (b) or (c) that such person has guaranteed or that is otherwise its legal liability, or which is secured by a lien on property of such person, and all obligations to purchase, redeem or acquire any capital stock; and (e) any and all deferrals, renewals, extensions, modifications, replacements, restatements, refinancings and refundings (whether direct or indirect) of, or any indebtedness or obligation issued in exchange for, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties.

"Interest swap and hedging obligations" means the obligations of any person under any interest rate or currency protection agreement, future agreement, option agreement, swap agreement, cap agreement or other interest rate or currency hedge agreement, collar agreement or other similar agreement or arrangement to which such person is a party or beneficiary.

"Junior securities" means any of our qualified capital stock and our indebtedness, in each case that is subordinated to all senior indebtedness (and any equity and debt securities issued in exchange for senior indebtedness) to substantially the same extent as, or to a greater extent than, the notes are subordinated to senior indebtedness pursuant to the indenture.

"Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

"Representative" means the trustee, agent or representative in respect of any designated senior indebtedness; provided that if, and for so long as, any designated senior indebtedness lacks such a representative, then the representative for such designated senior indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such designated senior indebtedness.

"Senior indebtedness" means all of our Obligations to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) and rent payable on or in connection with, and all letters of credit, reimbursement obligations and fees, costs, expenses and other amounts and liabilities accrued or due on or in connection with, the credit facility and any other indebtedness of ours, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, unless the instrument creating or evidencing such indebtedness expressly provides that such indebtedness is not senior or superior in right of payment to the notes or is pari passu with, or subordinated to, the notes; provided that in no event shall senior indebtedness include (a) our indebtedness owed or owing to any of our subsidiaries, (b) our indebtedness representing any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services, (c) any liability for taxes owed or owing by us or any of our subsidiaries or (d) the notes.

"Shareholder rights plan" means that certain Rights Agreement, dated as of October 3, 2002, between ARRIS and The Bank of New York, as Rights Agent, as such agreement may be amended, restated, modified, supplemented or replaced from time to time.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 325,000,000 shares consisting of 320,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share, in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by the board of directors for each series. The following summary description of certain provisions of our Amended and Restated Certificate of Incorporation and the By-laws does not purport to be complete and is qualified in its entirety by reference to said provisions.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

The outstanding shares of common stock are, and the common stock issuable upon exchange of the notes will be, when issued and paid for, fully paid and non-assessable.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue.

PREFERRED STOCK

We have authorized 5,000,000 shares of preferred stock which may be issued with such preferences and voting rights as the board of directors, without further approval by the stockholders, may determine by duly adopted resolution. See "Certain Charter and By-Law Provisions." We have no shares of preferred stock issued and outstanding. With the adoption of our shareholder rights plan on October 3, 2002, we designated 320,000 shares of preferred stock as Series A Participating Preferred Stock.

SHAREHOLDER RIGHTS PLAN

Our board of directors has declared a dividend of one right for each outstanding share of our common stock to holders of record of our common stock at the close of business on October 25, 2002, called the "record date." Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.01 per share, at a purchase price of $37.00, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement, dated as of October 3, 2002, between ARRIS and The Bank of New York, as rights agent.

Initially, the rights will be attached to all common stock certificates representing shares then outstanding, and no separate rights certificates will be distributed. The rights will separate from the common stock and a distribution date will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons has (subject to certain exceptions) acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, other than as a result of repurchases of stock by us (such person, subject to certain exceptions, an "acquiring person"), or (ii) ten business days (or such later date as the board shall determine) following (x) the commencement of a tender offer or exchange offer that, if successfully completed, would result in a person or group becoming an acquiring person of such outstanding shares of our common stock or (y) the date of the public announcement of the interest of any person or group (subject to certain exceptions) to commence a tender offer or exchange offer that, if successfully completed, would result in the person becoming an acquiring person of such outstanding shares of our common stock.

The rights agreement provides that, until the distribution date (or the earlier expiration or redemption of the rights), we will issue one new right for each share of common stock issued by us after the record date. The rights are not exercisable until the distribution date and will expire at the close of business on October 3, 2012, unless earlier redeemed by us.

Each share of Series A Participating Preferred Stock purchasable upon exercise of the rights will have a preferential dividend equal to 1,000 times the aggregate per share amount of all cash dividends declared on the common stock, and 1,000 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of common stock or a subdivision of the outstanding common stock) declared on the shares of common stock. In the event of our liquidation, dissolution or winding up, the holders of the Series A Participating Preferred Stock will be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount distributed per share to each holder of shares of common stock plus any accrued and unpaid dividends on the Series A Participating Preferred Stock. In the event of any merger, consolidation, combination or other transaction in which shares of common stock are exchanged, each share of Series A Participating Preferred Stock will be similarly exchanged in an amount per share equal to 1,000 times the amount and type of consideration received per share of common stock. The rights of the shares of Series A Participating Preferred Stock as to dividends and liquidation, and in the event of a merger or consolidation, are protected by antidilution provisions.

In the event a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the company) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void.

In the event that, at any time following the stock acquisition date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which previously have been voided) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board may exchange the rights (other than rights owned by the person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per right (subject to adjustment). At any time prior to ten business days following the stock acquisition date, our board may redeem the rights in whole, but not in part, at a price of $0.001 per right (payable in cash, common stock or other consideration deemed appropriate by the board). Immediately upon the action of the board ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.001 redemption price.

The rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire us and to provide our board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offer or willing to make an offer at a fair price and determined by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors.

CERTAIN CHARTER AND BY-LAW PROVISIONS

Pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), we have adopted provisions in our Certificate of Incorporation and By-laws which required us to indemnify our officers and directors to the fullest extent permitted by law, and eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their duty of due care except (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; (iii) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including Federal securities laws. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors and officers.

Our Restated Certificate of Incorporation includes a provision which allows the board of directors, without stockholder approval to issue up to 5,000,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

DELAWARE ANTI-TAKEOVER LAW

We are a Delaware corporation that is subject to Section 203 of the DGCL. Under
Section 203 certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

                 CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase of the notes, the ownership and disposition of the notes and the ownership and disposition of our common stock into which such notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. Unless otherwise stated, this summary deals only with notes, and common stock into which such notes may be converted, held as capital assets by persons who acquire the notes upon original issue at their original issue price. The tax treatment of a holder may vary depending on its particular situation. This summary does not deal with special classes of holders, such as partnerships and other passthrough entities, ex-patriots, dealers in securities or currencies, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, tax exempt organizations, and persons holding the notes or common stock as part of a straddle or as part of a hedging or conversion transaction or other integrated investment. Further, it does not include any description of alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to the notes or common stock into which such notes may be converted. Prospective investors should consult their own tax advisors with regard to the application of any state, local or other tax laws. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder and administrative and judicial interpretation thereof, all as of the date hereof, and all of which are subject to change (possibly on a retroactive basis). The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the ownership and disposition of the notes and common stock into which such notes may be converted may differ from the treatment described below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from asserting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

The following discussion reflects our position that the notes will not be considered "contingent payment instruments." Although we believe our position to be correct, the IRS may successfully assert a contrary position, based on the fact that (1) we may be required to make a payment of additional amounts if we do not file or cause to be declared effective a registration statement or such registration statement ceases to be effective or usable, as described under "Description of Notes -- Registration Rights," or (2) if we call the notes for provisional redemption, we may be required to pay "make-whole" payments in connection with such redemption. If the IRS successfully asserted the contrary position, the U.S. federal income tax consequences of owning and disposing of the notes might differ materially and adversely from the consequences described below (e.g., you may be required to recognize interest income on an accelerated bases, any gain you recognize on a disposition of a note may be characterized as interest income (as opposed to capital gain) and/or a conversion of your notes into common stock may become a taxable event).

PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISERS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

As used herein, the term "United States Holder" means a beneficial owner of notes or common stock into which such notes may be converted that is for United States federal income tax purposes: (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation or other entity created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) such trust has validly elected to be treated as a United States person.

STATED INTEREST

Interest paid on a note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes.

ADJUSTMENTS OF THE CONVERSION RATIO

The terms of the notes allow for changes in their conversion rate in certain circumstances. Changes in conversion rate could be treated as a taxable stock dividend if the changes have the effect of increasing a United States Holder's proportionate interest in our earnings and profits. This could occur, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of property to our stockholders. By contrast, changes in the conversion rate will not be treated as a taxable stock dividend if the changes simply prevent the dilution of interests of holders of the notes through application of a bona fide, reasonable adjustment formula. Any taxable constructive stock dividend resulting from a change to, or failure to change, the conversion rate would be treated the same as an actual dividend equal to the amount by which your proportionate interest in our earnings and profits is increased. Accordingly, the constructive stock dividend would result in ordinary income to the recipient to the extent of our earnings and profits (and would increase the adjusted tax basis of the notes by the same amount), with any excess treated first as a tax-free reduction in adjusted basis and then as capital gain.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

Upon the sale, exchange or retirement (including redemption or repurchase, but excluding conversion) of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference between (i) the amount realized (i.e., the amount of cash and fair market value of property received in exchange for the note, but not including any amounts received in respect of accrued interest, which will be taxed as ordinary income as described above) on the sale, exchange or retirement and (ii) the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will be equal to the United States Holder's original purchase price for the note. Any gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or retirement, the note has been held for more than one year.

CONVERSION OF THE NOTES

A United States Holder's conversion of a note into our common stock generally will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder's tax basis in the fractional share). A United States Holder's tax basis in common stock received upon the conversion of a note will be the same as the United States Holder's basis in the note at the time of conversion, reduced by any basis allocated to a fractional share. The United States Holder's holding period for the common stock received will include the United States Holder's holding period for the note converted.

The tax consequences of a "make-whole" payment made in connection with a conversion of the notes are unclear. United States Holders should contact their tax advisers regarding the tax consequences of receiving a "make-whole" payment in such circumstances. A "make-whole" payment in such circumstances may be treated as ordinary income, a tax-free return of capital, a capital gain, or some combination of the foregoing, and we have not determined which position to take and likely will not make such determination unless and until we are required to make such a payment.

DIVIDENDS ON COMMON STOCK

If we make distributions on our common stock, those distributions will generally be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the United States Holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock. Dividends paid to Holders that are U.S. corporations may qualify for the dividends-received deduction.

SALE OF COMMON STOCK

Upon the sale or exchange of our common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the United States Holder's adjusted tax basis in the common stock. That capital gain or loss will be long-term if the United States Holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Information returns will be filed with the IRS in connection with payments on the notes or our common stock and the proceeds from a sale or other disposition of the notes or our common stock. Additionally, a United States Holder may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a Holder if the Holder, among other things, (i) fails to furnish its social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker), (ii) furnishes such payor an incorrect TIN, (iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the Holder is not subject to backup withholding, or (iv) fails to report properly interest and dividends on his tax return. Backup withholding, however, does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding applies to "reportable payments," which generally will include distributions of interest and principal payments on the notes and dividends. Currently, the backup withholding tax rate is 30%, but will be gradually reduced to 28% by 2006.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

As used herein, the term "Non-United States Holder" means a beneficial owner of a note or our common stock that for U.S. federal income tax purposes is a nonresident alien, individual, corporation, estate or trust that is not a United States Holder, as defined above.

PAYMENTS OF INTEREST

Subject to the discussion below concerning backup withholding, payments of interest on a note by us or any paying agent to any Non-United States Holder that are not effectively connected with a trade or business in the United States will not be subject to United States federal withholding tax, provided that: (a) the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest; (b) either (i) the Non-United States Holder timely certifies to us or our paying agent, under penalties of perjury, that such holder is not a United States person and provides its name and address, or (ii) a custodian, broker, nominee or other intermediary acting as an agent for the Non-United States Holder (such as a securities clearing organization, bank or other financial institution that holds customer's securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent a copy thereof (the foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor forms duly executed under penalties of perjury); and (c) neither we nor our paying agent has actual knowledge or reason to know that the conditions of the exemption are, in fact, not satisfied. If the conditions described in clauses (a) through (c) are not satisfied, such interest payments will be subject to U.S. federal withholding tax of 30% unless the holder qualifies for an exemption from or reduction in withholding under an applicable tax treaty.

If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, generally will be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above), unless an income tax treaty provides otherwise, except that (i) the Non-United States Holder will be required to provide to us or our paying agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax, and (ii) if the Non-United States

Holder is a foreign corporation, it may also be subject to a branch profits tax on its effectively connected income at a 30% rate or such lower rate that may be provided by an applicable income tax treaty. Non-United States Holders should consult their own tax advisers with respect to other United States tax consequences of the ownership and disposition of notes including the applicability of income tax treaties, which may provide different rules.

ADJUSTMENTS OF THE CONVERSION RATIO

The conversion rate of the notes is subject to adjustment in some circumstances, which could give rise to a taxable deemed distribution to Non-United States Holders of the notes. See "Tax Consequences to United States Holders -- Adjustments of the Conversion Ratio" above. The deemed distribution will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles and to the extent treated as a dividend generally will be subject to United States withholding tax at a 30% rate (which withholding generally will be satisfied by withholding subsequent interest payments on the notes), unless (x) a lower rate is provided by an applicable income tax treaty and the Non-United States Holder or its agent timely furnishes to us or our agent a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non- United States Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither we nor our paying agent has actual acknowledge or reason to know that the conditions of this exemption are, in fact, not satisfied or (y) the distribution is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States and the Non-United States Holder timely furnishes to us or our paying agent a properly completed IRS Form W-8ECI, or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

SALE, EXCHANGE, CONVERSION OR REDEMPTION OF THE NOTES AND COMMON STOCK

Subject to the exceptions in this section, a Non-United States Holder of a note will not be subject to United States federal income tax (i) upon conversion of a note into shares of our common stock or (ii) on gain realized on the sale, exchange or redemption of the note or our common stock into which such note may be converted (including cash for a fractional share on conversion).

If the gain is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States, the Non-United States Holder would be subject to the rules described above under "Tax Consequences to United States Holders -- Sale, Exchange or Retirement of the Notes." Moreover, if that Non-United States Holder is a foreign corporation, it may also be subject to a branch profits tax on its effectively connected income at a 30% rate or such lower rate that may be provided by an applicable income tax treaty, at any time during a specified period.

If we are a United States real property holding corporation (a "USRPHC") at any time during a specified period, a Non-United States Holder would, subject to the exception described below, be subject to federal income tax with respect to gain realized on the disposition of the notes (other than a conversion of the notes) or shares of our common stock. We do not believe that we are a USRPHC or will become a USRPHC in the future. If we become a USRPHC, so long as our common stock continues to be regularly traded on an established securities market, only a Non-United States Holder (i) who owns notes with a value greater than 5% of our common stock as of the latest date such notes were acquired, or (ii) who actually or constructively owns (or owned at any time during the five-year period ending on the date of disposition) more than 5% of our common stock will be subject to United States tax on the disposition thereof.

If you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, you are not otherwise a resident of the United States for United States federal income tax purposes and certain other requirements are met, you will be subject to a 30% tax on gain realized on the sale, exchange or other disposition (other than conversion) of a note or our common stock into which such note may be converted.

DIVIDENDS ON COMMON STOCK

Subject to the discussion below of backup withholding, dividends, if any, paid on our common stock to a Non-United States Holder generally will be subject to United States withholding tax at a 30% rate unless (x) a lower rate is provided by an applicable income tax treaty and the Non-United States Holder or its agent timely furnishes to us or our agent a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-United States Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither we nor our paying agent has actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied or (y) the distribution is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States and the Non-United States Holder timely furnishes to us or our paying agent a properly completed IRS Form W-8ECI, or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied. Dividends for this purpose may include deemed dividends as discussed in "Adjustments of the Conversion Ratio" above.

Except to the extent otherwise provided under an applicable income tax treaty, a Non-United States Holder generally will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (unless an income tax treaty provides otherwise). If that Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on that effectively connected income at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

The tax consequences of a "make-whole" payment made in connection with a conversion of the notes are unclear. Non-United States Holders should contact their tax advisers regarding the tax consequences of receiving a "make-whole" payment in such circumstances. Because the tax treatment of such a payment is unclear, we have not determined how to characterize it and likely will not make any such determination unless and until we are required to make such a payment.

UNITED STATES FEDERAL ESTATE TAX

A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

BACKUP AND INFORMATION REPORTING

Information returns will be filed annually with the IRS and provided to each Non-United States Holder with respect to any dividends paid on our common stock or interest paid on the notes that are subject to withholding or that are exempt from United States withholding tax pursuant to an income tax treaty or other reason. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides. Under certain circumstances, the Internal Revenue Code imposes a backup withholding obligation. Dividends or interest paid to a Non-United States Holder of common stock or notes generally will be exempt from backup withholding if the Non-United States Holder or its agent provides a properly executed IRS Form W-8BEN or W-8IMY, as applicable, or otherwise establishes an exemption.

Principal payments on the notes and the payment of the proceeds from the disposition of common stock or notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the

Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. Information reporting (but not backup withholding) may also apply with respect to certain principal payments and sales proceeds paid to or through certain non-United States officers of brokers unless an exemption is established. Non-United States Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of common stock or notes).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be refunded or credited against the Non-United States Holder's federal income tax liability, if any, if the Non-United States Holder provides the required information to the IRS.

NON-CONFIDENTIALITY OF CERTAIN TAX MATTERS

Notwithstanding the foregoing or anything else contained in this prospectus or elsewhere to the contrary (and notwithstanding any other express or implied agreement or understanding regarding confidentiality), the company, initial purchasers, and each holder of the notes and their respective employees, representatives and other agents are expressly authorized to disclose the tax treatment and tax structure of any of the transactions contemplated in this prospectus (the "Transactions") to any and all persons, without limitation of any kind. Such persons and their agents may disclose all materials of any kind (including opinions or other tax analyses) insofar as such materials relate to the tax treatment and tax structure of the Transactions. This authorization does not extend to disclosure of any other information, including (without limitation) (a) the identity of purchasers or potential purchasers in the Transactions, (b) the existence or status of negotiations, (c) any pricing information or (d) any financial, business, legal or personal information of or regarding any such person or its affiliates that is not related to the tax treatment and tax structure of the Transactions.

                             SELLING SECURITYHOLDERS


The notes were originally acquired from us by CIBC World Markets on March 18, 2003. CIBC World Markets has advised us that it resold the notes in transactions exempt from the registration requirements of the Securities Act to persons it reasonably believed were "qualified institutional buyers" (as defined in Rule 144A of the Securities Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares pursuant to this prospectus provided that they are named herein as selling securityholders.

The notes and the shares are being registered pursuant to the registration rights agreement, which provides that we file the shelf registration statement with regard to the notes and the shares within 90 days of the date of original issuance of the notes and use our reasonable best efforts to cause such shelf registration statement to become effective within 180 days of the original issuance of the notes and to keep such shelf registration statement continuously effective until the earlier of:

         -        March 18, 2005;
         - the date when all registrable securities covered by such shelf registration statement have been sold pursuant thereto;
         - all registrable securities held by persons who are not our affiliates have been resold pursuant to Rule 144(k) of the Securities Act or cease to be outstanding; or
         - a subsequent shelf registration covering all of the registrable securities has been declared effective under the Securities Act.

Although none of the selling securityholders has advised us that it currently intends to sell all or any of the notes or shares pursuant to this prospectus, the selling securityholders may choose to sell the notes and/or shares from time to time upon notice to us. See "Plan of Distribution."


The following table sets forth information, as of June 3, 2003, unless otherwise indicated, with respect to the selling securityholders and the respective principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Such information has been obtained from the selling securityholders. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted below. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion thereof pursuant to this prospectus, no estimate can be given as to the amount of the notes or the common stock issuable upon conversion thereof that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their convertible notes since June 3, 2003 in transactions exempt from the registration requirements of the Securities Act.





                                           PRINCIPAL AMOUNT OF
                                             NOTES OWNED AND        AMOUNT OF SHARES        AMOUNT OF SHARES
NAME OF SELLING SECURITYHOLDER               OFFERED HEREBY            OWNED(1)(2)        OFFERED HEREBY(2)(3)
------------------------------             --------------------     -----------------     --------------------
AIG/National Union Fire Insurance                $   195,000                 39,000                 39,000

Alexandra Global Master Fund, LTD                $12,000,000              2,400,000              2,400,000

Alpine Associates                                $ 6,350,000              1,270,000              1,270,000

Alpine Partners, L.P.                            $   900,000                180,000                180,000

Amaranth LLC                                     $ 2,337,000                467,400                467,400




                                           PRINCIPAL AMOUNT OF
                                            NOTES OWNED AND         AMOUNT OF SHARES       AMOUNT OF SHARES
NAME OF SELLING SECURITYHOLDER              OFFERED HEREBY             OWNED(1)(2)        OFFERED HEREBY(2)(3)
------------------------------             --------------------     -----------------    ---------------------
Argent Classic Convertible Arbitrage             $ 1,500,000                300,000                300,000
Fund L.P.

Argent Classic Convertible Arbitrage             $ 3,500,000                700,000                700,000
(Bermuda) Fund Ltd.

Argent Low Lev Convertible Arbitrage             $   300,000                 60,000                 60,000
Fund LLC

Argent Low Lev Convertible Arbitrage             $ 1,700,000                340,000                340,000
Fund Ltd.

Arkansas PERS                                    $   435,000                 87,000                 87,000

Attorney's Title Insurance Fund                  $    50,000                 10,000                 10,000

B.C. McCabe Foundation                           $   160,000                 32,000                 32,000

Boilermakers Blacksmith Pension Trust            $   550,000                110,000                110,000

BP Amoco PLC Master Trust                        $   448,000                 89,600                 89,600

Chrysler Corporation Master Retirement           $ 1,015,000                203,000                203,000
Trust

CIBC World Markets                               $ 1,955,000                391,000                391,000

Citigroup Global Markets FMR Salomon             $   500,000                100,000                100,000
Smith Barney

DBAG London                                      $34,800,000              6,960,000              6,960,000

Delaware PERS                                    $   610,000                122,000                122,000

Delta Air Lines Master Trust                     $   270,000                 54,000                 54,000
(domestic convertible account)


Delta Air Lines Master Trust/FRIC                $   260,000                 52,000                 52,000

Delta Pilots Disability and Survivorship         $   155,000                 31,000                 31,000
Trust

Duke Endowment                                   $   105,000                 21,000                 21,000


                                           PRINCIPAL AMOUNT OF
                                            NOTES OWNED AND         AMOUNT OF SHARES       AMOUNT OF SHARES
NAME OF SELLING SECURITYHOLDER              OFFERED HEREBY             OWNED(1)(2)        OFFERED HEREBY(2)(3)
------------------------------             --------------------     -----------------    ---------------------
F.R. Convt Sec Fn                                $    60,000                 12,000                 12,000

Global Undervalued Securities                    $ 1,500,000                300,000                300,000
Master Fund, L.P.

HBK Master Fund L.P.                             $24,750,000              4,950,000              4,950,000

Hotel Union and Hotel Industry of Hawaii         $   198,000                 39,600                 39,600
Pension Plan

ICI American Holdings Trust                      $   140,000                 28,000                 28,000

Jefferies and Company, Inc.                      $     8,000                  1,600                  1,600

KBC Financial Products (Cayman Island)           $ 5,000,000              1,000,000              1,000,000
Limited

KBC Financial Products USA Inc.                  $ 1,100,000                220,000                220,000

KeySpan Foundation                               $    75,000                 15,000                 15,000

Lyxor Master Fund                                $   400,000                 80,000                 80,000
Ref: Argent/Low Lev CB c/o Argent

Marathon Global Convertible Master Fund,         $ 4,500,000                900,000                900,000
Ltd.

Microsoft Corporation                            $   440,000                 88,000                 88,000

Motion Picture Industry Health Plan -            $    80,000                 16,000                 16,000
Active Member Fund

Motion Picture Industry Health Plan -            $    50,000                 10,000                 10,000
Retiree Member Fund

National Fuel Gas Company Retirement Plan        $   115,000                 23,000                 23,000

OCM Convertible Trust                            $   790,000                158,000                158,000



                                           PRINCIPAL AMOUNT OF
                                              OF NOTES OWNED          AMOUNT OF SHARES           AMOUNT OF SHARES
NAME OF SELLING SECURITYHOLDER              AND OFFERED HEREBY           OWNED(1)(2)           OFFERED HEREBY(2)(3)
------------------------------             -------------------        -----------------        --------------------
Oxford, Lord Abbett and Co.                      $ 1,475,000                  295,000                     295,000

Partner Reinsurance Company Ltd.                 $   255,000                   51,000                      51,000


Prudential Insurance Company of America          $    35,000                    7,000                       7,000

Quantum Partners LDC                             $ 2,000,000                  400,000                     400,000

Qwest Occupational Health Trust                  $    95,000                   19,000                      19,000

RHP Master Fund, Ltd.                            $ 2,000,000                  400,000                     400,000

Silverback Master, Ltd.                          $ 1,000,000                  200,000                     200,000

Southern Farm Bureau Life Insurance              $   325,000                   65,000                      65,000

Sphinx Convertible Bond Fund SPC                 $   154,000                   30,800                      30,800

State Employees' Retirement Fund of the          $   340,000                   68,000                      68,000
State of Delaware

State of Oregon - Equity                         $ 1,925,000                  385,000                     385,000

Sunrise Partners Limited Partnership             $   413,000                   82,600                      82,600

Syngenta AG                                      $   105,000                   21,000                      21,000

Total Fina Elf Finance USA Inc.                  $   200,000                   40,000                      40,000

Vanguard Convertible Securities Fund,            $ 2,510,000                  502,000                     502,000
Inc.

Viacom Inc. Pension Plan Master Trust            $    15,000                    3,000                       3,000

Xavex Convertible Arbitrage 2 Fund               $   100,000                   20,000                      20,000

Zeneca Holdings Trust                            $   150,000                   30,000                      30,000

Zurich Institutional Benchmarks Master           $ 1,177,000                  235,400                     235,400
Fund Ltd.



                                          PRINCIPAL AMOUNT OF
                                            OF NOTES OWNED          AMOUNT OF SHARES        AMOUNT OF SHARES
NAME OF SELLING SECURITYHOLDER            AND OFFERED HEREBY           OWNED(1)(2)        OFFERED HEREBY(2)(3)
------------------------------           ---------------------      -----------------     --------------------
Zurich Institutional Benchmark Master            $   200,000                 40,000                 40,000
Fund c/o Argent


(1) Includes the shares into which the notes held by such selling securityholder are convertible at the conversion price.

(2) The conversion price and the number of shares issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) Assumes that the full amount of notes held by the selling securityholder are converted into shares at the conversion price and offered by such shares by such selling securityholder pursuant to the prospectus.


We may from time to time include additional selling securityholders and information about such selling securityholders' plans of distribution in future supplements to the prospectus.

                              PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

         -        directly by the selling securityholders;

         - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

The notes and underlying common stock may be sold in one or more transactions at:

         -        fixed prices;

         -        prevailing market prices at the time of sale;

         -        varying prices determined at the time of sale; or

         -        negotiated prices.

These sales may be effected in transactions:

         - on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

         -        in the over-the-counter market;

         - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

         -        through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that, in turn may sell the notes and underlying common stock. To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any writer, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders.

Our common stock trades on the Nasdaq National Market under the symbol "ARRS." We cannot assure you as to the development of liquidity or any trading market for the notes. See "Risk Factors -- The notes are not traded on any securities exchange or other stock market, and any market for the notes may not be maintained."


There can be no assurances that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.


                              INDEPENDENT AUDITORS

The consolidated financial statements of ARRIS Group, Inc. appearing in ARRIS Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                                    ITEM 14.
                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated costs and expenses of ARRIS in connection with the issuance and distribution of the securities being registered hereby:

         SEC registration fee.....................................       $   10,113
         Printing and engraving costs.............................       $   50,000
         Accounting fees and expenses.............................       $   50,000
         Legal fees and expenses..................................       $  200,000
         Trustee's fees and expenses..............................       $   10,000
                                                                         ----------
         Total....................................................       $  320,113


All of the above items are estimates except the SEC registration fee. All of such estimated expenses will be borne by ARRIS.

                                    ITEM 15.
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against the expenses (including attorneys' fees) that such person actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-laws, agreement, vote or otherwise.

                                    ITEM 16.
                                 EXHIBITS INDEX


  Exhibit No.    Description
  -----------    -----------
      4.1        Form of Note (included in Exhibit 4.2).
      4.2        Indenture dated March 18, 2003, incorporated by reference to
                 Exhibit 4.3 to ARRIS' Annual Report on Form 10-K for the year ended December 31, 2002.
       5         Opinion of Troutman Sanders LLP.
     10.1        Registration Rights Agreement dated March 18, 2003, between
                 ARRIS and CIBC World Markets, incorporated by reference to
                 Exhibit 10.5 to ARRIS' Quarterly Report on Form 10-Q for the
                 quarter ended March 31, 2003.
     10.2*       Purchase Agreement dated March 12, 2003, between ARRIS and CIBC
                 World Markets.
     12*         Computation of Ratio of Earnings to Fixed Charges.
     23.1        Consent of Ernst & Young LLP.
     23.2        Consent of Troutman Sanders LLP (included in Exhibit 5).
     24*         Powers of Attorney.
     25*         Statement of Eligibility of Trustee (Form T-1).

     * Previously filed.


                                    ITEM 17.
                                  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
                  Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the submitted issue.

         The undersigned registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on June 6, 2003.


                                    ARRIS GROUP, INC.
                                    (Registrant)




                                    By:  /s/ Lawrence A. Margolis
                                        --------------------------------------
                                        Lawrence A. Margolis, Executive Vice
                                        President and Chief Financial Officer


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.






/s/ Robert J. Stanzione*                             Date: June 6, 2003
--------------------------------------------
Robert J. Stanzione, President,
Chief Executive Officer and Chairman of the
Board (Principal Executive Officer)


/s/ Lawrence A. Margolis                            Date: June 6, 2003
--------------------------------------------
Lawrence A. Margolis, Executive Vice
President and Chief Financial Officer
(Principal Financial Officer)


/s/ David B. Potts*                                  Date: June 6, 2003
--------------------------------------------
David B. Potts, Senior Vice President of
Finance and Chief Information Officer
(Principal Accounting Officer)


/s/ Alex B. Best*                                    Date: June 6, 2003
--------------------------------------------
Alex B. Best, Director



                                                     Date:
--------------------------------------------
Harry L. Bosco, Director

/s/ John (Ian) Anderson Craig*                       Date: June 6, 2003
--------------------------------------------
John (Ian) Anderson Craig, Director


/s/ Randy K. Dodd*                                   Date: June 6, 2003
--------------------------------------------
Randy K. Dodd, Director


/s/ Matthew B. Kearney*                              Date: June 6, 2003
--------------------------------------------
Matthew B. Kearney, Director


/s/ William H. Lambert*                              Date: June 6, 2003
--------------------------------------------
William H. Lambert, Director


/s/ John R. Petty*                                   Date: June 6, 2003
--------------------------------------------
John R. Petty, Director


/s/ Larry Romrell*                                   Date: June 6, 2003
--------------------------------------------
Larry Romrell, Director


* By:       /s/ Lawrence A. Margolis
     ---------------------------------------
     Lawrence A. Margolis, Attorney-in-Fact

                                 EXHIBITS INDEX

  Exhibit No.    Description
  -----------    -----------
      4.1        Form of Note (included in Exhibit 4.2).
      4.2        Indenture dated March 18, 2003, incorporated by reference to
                 Exhibit 4.3 to ARRIS' Annual Report on Form 10-K for the year ended December 31, 2002.
       5         Opinion of Troutman Sanders LLP.
     10.1        Registration Rights Agreement dated March 18, 2003, between
                 ARRIS and CIBC World Markets, incorporated by reference to
                 Exhibit 10.5 to ARRIS' Quarterly Report on Form 10-Q for the
                 quarter ended March 31, 2003.
     10.2*       Purchase Agreement dated March 12, 2003, between ARRIS and
                 CIBC World Markets.
      12*        Computation of Ratio of Earnings to Fixed Charges.
     23.1        Consent of Ernst & Young LLP.
     23.2        Consent of Troutman Sanders LLP (included in Exhibit 5).
      24*        Powers of Attorney.
      25*        Statement of Eligibility of Trustee (Form T-1).

* Previously filed.